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                                                                      EXHIBIT 11

                                November 8, 2001


The Directors of
The Hartford Mutual Funds, Inc.
500 Bielenberg Drive
Woodbury, Minnesota 55125

     Re: The Hartford Mutual Funds, Inc. Shares to be Issued Pursuant to Agreement and Plan of Reorganization

Ladies and Gentlemen:

     As Assistant General Counsel of The Hartford Financial Services Group, Inc., I have acted as counsel to The Hartford Mutual Funds, Inc., a Maryland corporation ("Hartford Funds"), in connection with its authorization and proposed issuance of Class A, Class B and Class C common shares of the following six series of shares of the Hartford Funds: Advisers Fund, Global Leaders Fund, Growth and Income Fund, High Yield Fund, International Opportunities Fund and Money Market Fund, par value $.01 per share (the "Shares"). The Shares are to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement"), by and between The Hartford Mutual Funds, Inc. and Fortis Series Fund, Inc., also a Maryland corporation, the form of which Agreement is included as Exhibit A to the Prospectus/Proxy Statement relating to the transactions contemplated by the Agreement included in the Hartford Funds' registration statement on Form N-14 filed with the Securities and Exchange Commission (the "Registration Statement").

     In rendering the opinions hereinafter expressed, I have reviewed the corporate proceedings taken by the Hartford Funds in connection with the authorization and issuance of the Shares, and I have reviewed such questions of law and examined copies of such corporate records of the Hartford Funds, certificates of public officials and of responsible officers of Hartford Funds, and other documents as I have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, I have, when such facts were not independently established, relied to the extent I deem proper on certificates of public officials and of responsible officers of Hartford Funds. In connection with such review and examination, I have assumed that all copies of documents provided to me conform to the originals; that all signatures are genuine; and that prior to the consummation of the transactions contemplated thereby, the Agreement will have been duly and validly executed and delivered on behalf of each of the parties thereto in substantially the form included in the Registration Statement.

     Based on the foregoing, it is my opinion that:

     1. Hartford Funds is validly existing as a corporation in good standing under the laws of the State of Maryland.

     2. The Shares, when issued and delivered by the series of the Hartford Funds described above pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

     In rendering the foregoing opinions (a) I express no opinion as to the laws of any jurisdiction other than the State of Maryland; and (b) I have assumed, with your concurrence, that the conditions to closing set forth in the Agreement will have been satisfied.

     I hereby consent to the filing of this opinion as an exhibit to the Registration .

                                      Very truly yours,

                                      /s/ Kevin J. Carr